G-III APPAREL GROUP, LTD.

For: G-III Apparel Group, Ltd.

Contact: Investor Relations James Palczynski (203) 682-8229 G-III Apparel Group, Ltd. Wayne S. Miller, Chief Operating Officer (212) 403-0500

G-III APPAREL GROUP, LTD. ANNOUNCES THIRD QUARTER FISCAL YEAR 2008

RESULTS

— Net Sales for the Quarter Increase 10.8% to $271.2 million—

—Net Sales for the Nine-Months Increase 18.9% to $390.2 million—

— Company Affirms Prior Targets for Full Year Sales and EPS Guidance —

New York, New York – December 5, 2007 — G-III Apparel Group, Ltd. (NASDAQ: GIII) today announced operating results for the three and nine month periods ended October 31, 2007.

For the three months ended October 31, 2007, net sales increased by 10.8% to $271.2 million from $244.7 million in the same quarter of last year. Net income for the three months ended October 31, 2007 was $23.8 million, or $1.41 per diluted share, compared to $23.3 million, or $1.59 per diluted share, in the prior year’s period. In calculating net income per diluted share, there were 16,850,000 weighted average shares outstanding during the three months ended October 31, 2007 compared to 14,613,000 weighted average shares outstanding in the prior year’s period. The results for the quarter were consistent with the Company’s prior expectations and reinforced its confidence in its prior guidance for the full fiscal year ending on January 31, 2008.

For the nine months ended October 31, 2007, net sales increased by 18.9% to $390.2 million from $328.2 million in the same period last year. Net income for the nine months ended October 31, 2007 was $16.4 million, or $0.99 per diluted share, compared to $12.7 million, or $0.93 per diluted share, in the same period last year. In calculating net income per diluted share, there were 16,524,000 weighted average shares outstanding during the nine months ended October 31, 2007 compared to 13,630,000 weighted average shares outstanding in the same period last year.

Morris Goldfarb, Chairman and Chief Executive Officer, said, “We are pleased with our third quarter and nine month performance. Although our business is increasingly diversified, the outerwear category is still key to our ability to generate strong full-year results. Retail sales of outerwear have begun to accelerate which we believe is due to the onset of cooler seasonal weather patterns.”

Mr. Goldfarb continued, “We continue to be excited about our new business initiatives, particularly in the dress category. Dresses are the fastest growing portion of our product assortment. As we move into the Spring season, we expect to accelerate the pace of our business in the dress market and to further develop our portfolio of licenses and private label brands in that category.”

Mr. Goldfarb concluded, “As we move forward into next year, we expect to further expand our business by category and by tier of distribution. We are committed to our strategy of building G-III into a four season apparel company serving the major tiers of distribution.”

Outlook

For the full fiscal year ending January 31, 2008, the Company continues to expect diluted net income per share between $0.98 and $1.03. The Company also continues to forecast net sales of approximately $510 million for the full year.

Similarly, the Company continues to project full year EBITDA to increase 18% to 22%, to approximately $38.1 to $39.5 million, up from $32.3 million in fiscal 2007. EBITDA results should be evaluated in light of the Company’s financial results prepared in accordance with US GAAP. A reconciliation of EBITDA to net income in accordance with US GAAP is included in a table accompanying the condensed financial statements in this release.

About G-III Apparel Group, Ltd.

G-III Apparel Group, Ltd. is a leading manufacturer and distributor of outerwear and sportswear under licensed labels, private labels and our own labels. The Company has fashion licenses, among others, under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Nine West, Ellen Tracy, House of Dereon, IZOD and Tommy Hilfiger labels, and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano, Louisville Slugger, World Poker Tour and more than 100 U.S. colleges and universities. We work with leading retailers in developing product lines to be sold under their own proprietary private labels. Company-owned labels include, among others, Marvin Richards, G-III, Jessica Howard, Eliza J., Industrial Cotton, Black Rivet, Siena Studio, Colebrook, G-III by Carl Banks, Winlit, NY 10018 and La Nouvelle Renaissance.

Statements concerning the Company’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, general economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

(NASDAQ:GIII)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	10/31/07	10/31/06	10/31/07	10/31/06

Net sales	$271,195	$244,704	$390,192	$328,175
Cost of sales	190,932	172,360	280,660	238,319
Gross profit	80,263	72,344	109,532	89,856
Selling general and administrative expenses	36,470	29,650	75,019	61,467
Depreciation and amortization	1,294	1,103	4,135	3,300
Operating profit	42,499	41,591	30,378	25,089
Interest and financing charges, net	1,892	2,662	2,304	4,573
Income before income taxes	40,607	38,929	28,074	20,516
Income tax expense	16,852	15,671	11,651	7,845
Net income	$23,755	$23,258	$16,423	$12,671
Basic net income per common share	$1.45	$1.68	$1.03	$0.98
Diluted net income per common share	$1.41	$1.59	$0.99	$0.93
Weighted average shares outstanding:
Basic	16,393	13,859	16,015	12,898
Diluted	16,850	14,613	16,524	13,630

Selected Balance Sheet Data (in thousands):	At October 31, 2007	At October 31, 2006

Working Capital	$132,886	$86,704
Inventory	79,881	63,337
Total Assets	327,447	298,120

Short-term and revolving debt	71,795	106,485
Long-term debt	8,144	16,800
Total Shareholders’ Equity	$172,473	$110,789

Prior year share and per share amounts have been retroactively adjusted for a three for two stock split effective March 28, 2006.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME

(in thousands)

(Unaudited)

	Forecasted Twelve Months Ended January 31, 2008	Actual Twelve Months Ended January 31, 2007
EBITDA, as defined	$38,100 - $39,500	$32,289
Depreciation and amortization	5,700	4,431
Interest and financing charges, net	3,700	6,362
Income tax expense	12,000 – 12,600	8,307
Net income	$16,700 - $17,500	$13,189

EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.